An Independent Member of Urbach Hacker Young International CONSENT OF INDEPENDENT AUDITOR We consent to the inclusion on Form 10-K of our reports dated March 1, 2023 and February 24, 2022 on our audits of the consolidated financial statements of Newtek Merchant Solutions, LLC and Subsidiary, a wholly-owned subsidiary of NBSH Holdings LLC, as of December 31, 2022 and December 31, 2021, and for the years then ended. Melville, NY March 15, 2023